Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-167226) of First American Financial Corporation of our report dated June 24, 2013, relating to the financial statements of First American Financial Corporation 401(k) Savings Plan which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Orange County, California

June 18, 2014